Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

FIRST QUARTER 2005 RESULTS

– Provides Financial Guidance for the Second Quarter of 2005 –

Irvine, California – April 28, 2005 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its first quarter ended April 2, 2005, and provided guidance regarding its expected performance in the second quarter of 2005.

In describing the results, the company referred investors to the financial guidance it provided in a press release on April 6, 2005, in which it announced its intent to divest the robotic systems operations of its Advanced Packaging and Automation Systems (APAS) division and account for them as discontinued operations in accordance with generally accepted accounting principles. All discussions in this press release refer to continuing operations unless otherwise indicated.

Sales for the first quarter of 2005 totaled $97.0 million, consistent with the company’s guidance, and slightly higher than the fourth quarter sales of $96.5 million. “As has been the case historically, our first quarter sales to the scientific research market were below the fourth quarter level, so we are pleased that the balanced strength in our other markets allowed us to overcome the seasonal slowness in this market,” said Robert G. Deuster, chairman and chief executive officer.

The breakdown of first quarter sales by market was as follows: scientific research and aerospace and defense/security markets totaled approximately 41%; microelectronics markets were approximately 23%; the life and health sciences market was approximately 18%; and industrial and other end markets combined totaled approximately 18% of total sales. First quarter sales for the discontinued operations were approximately $4 million.

New orders received totaled $101.3 million in the quarter, slightly below the company’s guidance of $102 million, but resulting in a book-to-bill ratio of 1.04. This amount included an order for over $7 million from a computer peripherals manufacturer for automated systems used in their manufacturing process. “These tools incorporate precision optics from our Photonics and Precision Technologies (PPT) division, Spectra-Physics lasers from our Lasers division, and the microelectronics assembly and automation expertise of our MRSI group,” said Deuster. “This order is a very good example of our ability to combine our products into highly engineered tools that serve our customers’ challenging applications.”

The breakdown of first quarter orders by end market was as follows: scientific research and aerospace and defense/security markets totaled 33%; microelectronics markets were approximately 33%; the life and health sciences market totaled approximately 17%; and industrial and other end markets combined in the first quarter were approximately 17%.

Deuster noted, “Had the financial results of Newport and Spectra-Physics been combined for the first quarter of 2004, sales would have been approximately $94.9 million and orders would have been approximately $93.6 million, so on a comparable quarter-to-quarter basis we saw 2% growth in sales and 8% growth in orders.” Deuster said that new orders increased compared with the prior year first quarter in every strategic market the company serves. He also noted that the company was able to achieve sales growth in the first quarter of 2005 compared with the first quarter of 2004 despite the much slower overall spending by semiconductor capital equipment companies.

The company’s gross margin for the first quarter was 41.8%. According to Deuster, “Our decision to divest our robotic systems product lines, which have had overall gross margins significantly lower than those of our Lasers and PPT divisions, has immediately increased our overall gross margin. This action has accelerated the achievement of our goal of driving gross margins above 40% in 2005. As we achieve further increases in sales and complete our integration of Spectra-Physics, we believe that we will be able to sustain gross margins in the low- to mid-40 percent range going forward.”

Selling, general and administrative (SG&A) expenses for the first quarter of 2005 were $25.1 million, or 25.9% of sales, compared with fourth quarter 2004 SG&A expenses of $27.1 million, or 28.1% of sales. SG&A expenses in the first quarter of 2005 and the fourth quarter of 2004 included approximately $0.7 million and $2.8 million, respectively, of expenses relating to the integration of Spectra-Physics.

Research and development (R&D) expenses for the first quarter of 2005 were $8.7 million, or 9.0% of net sales, approximately equal to the fourth quarter 2004 level.

Interest and other expense, net, totaled $0.4 million for the first quarter of 2005.

The income tax provision was $1.1 million for the first quarter of 2005.

Based on the factors noted, Newport Corporation reported first quarter income from continuing operations of $5.2 million, or $0.12 per share. As previously announced, the company also recorded an extraordinary gain of $2.9 million, or $0.06 per share, from a favorable legal settlement during the first quarter. These results were partially offset by a loss of $3.6 million, or $0.08 per share, from the discontinued robotic systems operations, resulting in net income of $4.5 million, or $0.10 per share, consistent with the company’s April 6th guidance range of $0.09 to $0.14 per share.

The company had $101.4 million in cash, cash equivalents and marketable securities at the end of the first quarter of 2005, compared with $108.2 million at the beginning of the quarter. The reduction in cash was due primarily to payments of accruals established at the end of 2004 for accounts payable, sales commissions and incentive compensation and to spending related to the integration of Spectra-Physics.

SECOND QUARTER 2005 BUSINESS OUTLOOK

The following statements are based on current expectations. The guidance is for continuing operations only. These statements are forward-looking, and actual results may differ materially as a result of the factors more specifically referenced below under the caption ‘SAFE HARBOR STATEMENT.”

Sales for the second quarter of 2005 are expected to be in the range of $97 million to $101 million.

Gross margin for the second quarter of 2005 is expected to be similar to the first quarter level.

SG&A expenses for the second quarter of 2005 are expected to be flat or slightly higher compared with the first quarter of 2005.

R&D spending for the second quarter of 2005 is expected to be similar to the first quarter level.

The company expects to incur interest and other expense, net, of approximately $0.5 million in the second quarter of 2005.

The company expects income tax expense to be approximately $1 million in the second quarter of 2005, due primarily to certain state minimum taxes and taxes in certain foreign jurisdictions.

The company expects the number of diluted common shares for the second quarter of 2005 to be in the range of 44.5 million to 45 million.

For the second quarter of 2005, based on the factors noted above, the company expects to record income from continuing operations in the range of $0.10 to $0.14 per share.

The company anticipates generating positive cash flow in the second quarter of 2005 in the range of $2 million to $4 million.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the semiconductor, communications, electronics, research and life and health sciences markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president and chief financial officer, will host an investor conference call today, April 28, 2005, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s first quarter results and outlook for the second quarter of 2005. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.newport.com/Investors and www.fulldisclosure.com. The call also will be available to investors and analysts by dialing (800) 289-0496 within the U.S. and Canada or (913) 981-5519 from abroad. The Webcast will be archived on both Web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the US and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on April 28, 2005, through midnight Eastern time on Wednesday, May 4, 2005. The replay confirmation code is 6412362.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements under the heading “Second Quarter 2005 Business Outlook” and the statements made by Robert G. Deuster regarding the company’s completion of its integration program, its future sales growth and its future gross margins, that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended January 1, 2005, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the ability of Newport to successfully integrate Spectra-Physics with Newport and the contributions of Spectra-Physics to Newport’s operating results; the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the ability of Newport’s management team to manage the combined operations of Newport and Spectra-Physics; the strength of business conditions in the industries we serve, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	April 2, 2005	April 3, 2004
Net sales	$96,991	$35,906
Cost of sales	56,440	23,065

Gross profit	40,551	12,841

Selling, general and administrative expenses	25,111	9,768
Research and development expenses	8,727	3,017

Operating income	6,713	56

Interest and other income (expense), net	(438)	1,499

Income from continuing operations before income taxes	6,275	1,555
Income tax provision (benefit)	1,086	(200)

Income from continuing operations before extraordinary item	5,189	1,755

Loss from discontinued operations, net of income taxes	(3,591)	(614)
Extraordinary gain on settlement of litigation	2,891	—

Net income	$4,489	$1,141

Basic and diluted income per share:

Income from continuing operations	$0.12	$0.04
Loss from discontinued operations, net of income taxes	(0.08)	(0.01)
Extraordinary gain on settlement of litigation	0.06	—

Net income	$0.10	$0.03

Shares used in computation of net income per share:
Basic	42,894	39,168
Diluted	44,384	41,413

Other operating data:

New orders received during the period	$101,305	$38,339
Backlog at end of period scheduled to ship within 12 months	$102,083	$28,065

Newport Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	April 2, 2005	January 1, 2005

Assets
Current assets:
Cash and cash equivalents	$38,879	$41,443
Marketable securities	62,515	66,739
Accounts receivable, net	64,564	63,334
Notes receivable, net	4,328	6,891
Inventories	73,238	75,257
Prepaid expenses and other current assets	9,838	8,710
Assets of discontinued operations	16,439	18,400

Total current assets	269,801	280,774

Property and equipment, net	53,557	55,577
Goodwill	176,235	176,235
Intangible assets, net	53,291	54,420
Investments and other assets	11,256	11,462

	$564,140	$578,468

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$14,034	$17,186
Accounts payable	20,221	22,328
Accrued payroll and related expenses	16,401	20,739
Accrued expenses and other current liabilities	27,802	32,012
Accrued restructuring costs	2,333	2,672
Obligations under capital leases	100	161
Liabilities of discontinued operations	2,914	3,474

Total current liabilities	83,805	98,572

Long-term debt	46,897	46,716
Obligations under capital leases, less current portion	1,481	1,576
Accrued pension, restructuring costs and other liabilities	15,722	16,095

Stockholders’ equity	416,235	415,509

	$564,140	$578,468